Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

PREMIER ALLIANCE GROUP, INC.

Under Section 242 of the General Corporation Law

IT IS HEREBY CERTIFIED THAT:

1.	The name of the corporation is PREMIER ALLIANCE GROUP, INC. (the “Corporation”).

2. The Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on June 21, 2011.

3. The Certificate of Incorporation of the Corporation is hereby amended to change the authorized capital.

4. Article Fourth of the Certificate of Incorporation is hereby amended and restated, in its entirety, to read as follows:

FOURTH:           The Corporation shall be authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.”  The total number of shares of both classes of stock which the Corporation has authority to issue is one hundred thirty five million (135,000,000) shares, consisting of: one hundred twenty five million (125,000,000) shares of Common Stock, $0.001 par value per share, and ten million (10,000,000) shares of Preferred Stock, $0.001 par value per share.

The Board of Directors of the Corporation (the "Board of Directors") is authorized, subject to limitations prescribed by applicable law and the provisions of this Article FOURTH, to provide for the issuance of the shares of Preferred Stock from time to time in one or more series, each of which series shall have such distinctive designation or title as shall be fixed by the Board of Directors prior to the issuance of any shares thereof.  Each such series of Preferred Stock shall have such voting powers, shall consist of such number of shares, shall be issued for such consideration and shall otherwise have such powers, designations, preferences and relative, participating, optional or other rights, if any, and such qualifications, limitations or restrictions, if any, as shall be stated in such resolution or resolutions providing for the issue of such series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it, all in accordance with applicable law.

5. The aforesaid amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment of the Certificate of Incorporation to be signed as of the    28th day of August, 2014.

                 By: /s/ Joseph J Grano, Jr
                 Name: Joseph J. Grano, Jr.
                 Title:  Chief Executive Officer